                                                                    EXHIBIT 4.16
                    AGREEMENT AS TO EXPENSES AND LIABILITIES

         AGREEMENT AS TO EXPENSES AND LIABILITIES (this "Agreement") dated as of November ___, 2000, between SOUTHSIDE BANCSHARES, INC., a Texas corporation (the "Company"), and SOUTHSIDE CAPITAL TRUST II, a Delaware business trust (the "Trust").

                                    RECITALS

         WHEREAS, the Trust intends to issue its common securities (the "Common Securities") to, and receive _____% Convertible Subordinated Debentures (the "Debentures") from, the Company and to issue and sell Southside Capital Trust II _____% Cumulative Convertible Trust Preferred Securities (the "Preferred Securities") with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Trust dated as of November ___, 2000, as the same may be amended from time to time (the "Trust Agreement");

         WHEREAS, the Company shall directly or indirectly own all of the Common Securities of the Trust and shall issue the Debentures;

         NOW, THEREFORE, in consideration of the purchase by each holder of the Preferred Securities, which purchase the Company hereby agrees shall benefit the Company and which purchase the Company acknowledges shall be made in reliance upon the execution and delivery of this Agreement, the Company, including in its capacity as holder of the Common Securities, and the Trust hereby agree as follows:

                                    ARTICLE I

         SECTION 1.1 Guarantee by the Company.

         Subject to the terms and conditions hereof, the Company, including in its capacity as holder of the Common Securities, hereby irrevocably and unconditionally guarantees to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries") the full payment when and as due, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, "Obligations" means any costs, expenses or liabilities of the Trust other than obligations of the Trust to pay to holders of any Preferred Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

         SECTION 1.2 Term of Agreement.

         This Agreement shall terminate and be of no further force and effect upon the later of (a) the date on which full payment has been made of all amounts payable to all holders of all the Preferred Securities (whether upon redemption, liquidation, exchange or otherwise); and (b) the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Preferred Securities or any Beneficiary must restore payment of any sums paid under the Preferred Securities, under any obligation, under the Preferred Securities Guarantee Agreement dated the date hereof by the Company and Wilmington Trust Company as guarantee trustee or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

         SECTION 1.3 Waiver of Notice.

         The Company hereby waives notice of acceptance of this Agreement and of any obligation to which it applies or may apply, and the Company hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

         SECTION 1.4 No Impairment.

         The obligations, covenants, agreements and duties of the Company under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

         (a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

         (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

         (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, the Company with respect to the happening of any of the foregoing.

         SECTION 1.5 Enforcement.

         A Beneficiary may enforce this Agreement directly against the Company, and the Company waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against the Company.

                                   ARTICLE II

         SECTION 2.1 Binding Effect.

         All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the Beneficiaries.

         SECTION 2.2 Amendment.

         So long as there remains any Beneficiary or any Preferred Securities of any series are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to any of the holders of the Preferred Securities.

         SECTION 2.3 Notices.

         Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same by facsimile transmission (confirmed by mail), telex, or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer back, if sent by facsimile):

         Southside Capital Trust II
         c/o Southside Bancshares, Inc.
         1201 S. Beckham
         Tyler, Texas 75701
         Facsimile No.:  (903) 592-3692
         Attention: Sam Dawson, Administrative Trustee

         Southside Bancshares, Inc.
         1201 S. Beckham
         Tyler, Texas 75701
         Facsimile No.:  (903) 592-3692
         Attention: Lee R. Gibson, Chief Financial Officer

         SECTION 2.4 This agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Indiana (without regard to conflict of laws principles).

         THIS AGREEMENT is executed as of the day and year first above written.

                                 SOUTHSIDE BANCSHARES, INC.

                                 By:
                                    --------------------------------
                                 Name:      Sam Dawson
                                 Title:     President

                                 SOUTHSIDE CAPITAL TRUST II

                                 By:                                , as Trustee
                                    --------------------------------
                                    Name: Lee R. Gibson